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                                                                   Exhibit 10.1

                              AMENDMENT AGREEMENT
                              --------- ---------

     This Amendment Agreement (the "Amendment Agreement") is entered into as of March 30, 1995 between C-TEC Cable Systems, Inc. ("C-TEC Cable"), C-TEC Cable Systems of Pennsylvania, Inc. ("C-TEC-PA"), C-Tec Corporation ("C-TEC"), Twin County Trans Video, Inc. ("Twin County") and Bark Lee Yee, Stella C. Yee, Susan
C. Yee, Raymond C. Yee, Kenneth C. Yee and Robert G. Tallman as trustee for those two (2) certain trusts created pursuant to trust agreements dated December 17, 1992 (such individuals and trustee referred to individually as a "Shareholder" and in the aggregate as the "Shareholders"; with reference to the following:

                                RELEVANT FACTS
                                -------- -----

     A. C-TEC Cable, C-TEC-PA, Twin county and the Shareholders entered into a Merger Agreement dated September 23, 1994 (the "Merger Agreement"); and

     B. The Merger Agreement provides for the execution of certain other agreements including a Share Exchange Option Agreement (the "Exchange Agreement") between the Shareholders and C-TEC, a Plan of Merger (the "Plan of Merger"), a Promissory Note (the "Note"), a Non-Competition Agreement and certain Tax-Free Representation Certificates (collectively the "Collateral Documents"); and

     C. The parties desire to amend the Merger Agreement and the Collateral Documents and make certain other agreements and promises, including without limitation, amendments to the Merger

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Agreement and the Collateral Documents providing for the novation of C-TEC for
C-TEC Cable, the novation of C-TEC Cable for C-TEC-PA and the release and elimination of C-TEC-PA from the Merger Agreement and the Collateral Documents.

     NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the foregoing, for good and valuable consideration, the adequacy of which each of the parties acknowledge, the parties agree as follows:

     1. All paragraphs of Relevant Facts stated above are incorporated herein as if set forth at length.

     2. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement. The term "novation" as used herein shall mean the substitution of, and unconditional assumption by, one party of the obligations of another party to the Merger Agreement and the Collateral Documents.

     3. Deposit.
        -------

          (a) On or prior to March 30, 1995, C-TEC Cable shall deliver to the Shareholders Four (4) Million ($4,000,000.00) Dollars in readily available funds by wire transfer to a bank or account of Shareholders' choice with wire instructions to be received in writing by C-TEC Cable on or before the close of business, March 29, 1995. C-TEC Cable hereby also directs the escrow agent under the Escrow Agreement dated August 25, 1994

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(the "Existing Escrow") to deliver to the Shareholders on March 30, 1995, the entire balance of the Escrow Account including paid, and accrued but unpaid interest thereon, and upon said payment, all parties hereby release the Escrow Agent from any and all liability, claims and/or accounting. Of the sums so delivered to the Shareholders, the sum of Five Million ($5,000,000.00) Dollars shall be hereinafter referred to as the "Deposit".

          (b) At Closing under the Merger Agreement, the cash portion of the Consideration under Section 2.7 of the Merger Agreement shall be reduced by the amount of the Deposit.

          (c) In the event C-TEC Cable fails to close under the Merger Agreement on or prior to May 15, 1995, C-TEC Cable shall forfeit the Deposit and all other sums paid hereunder to the Shareholders, such forfeiture being Twin County's and the Shareholders' sole remedy and liquidated damages for the failure of C-TEC Cable to close under the Merger Agreement. The parties agree that the sums paid to the Shareholders hereunder are a reasonable forecast of the Shareholders' damages occasioned by C-TEC Cable's failure to close under the Merger Agreement and each party hereby irrevocably waives its rights, if any, to challenge said sums as the appropriate or legally sufficient amount of liquidated damages for such failure to close. C-TEC Cable shall not forfeit the Deposit and shall be entitled to its prompt return in the event the failure to close is due to a Default (as


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defined in paragraph 7 hereof) by Twin County or the Shareholders. Said Default shall not be caused by changes to documents and changes to the warranties and representations referred to in paragraph 8 of this Amendment Agreement.

     4.   Closing.
          -------
          The parties agree that Closing of the Merger shall occur on May 15, 1995 and that the parties shall diligently and in good faith prepare and execute any agreements and instruments necessary to consummate the Merger and to accommodate the terms of this Amendment Agreement at Closing.

     5.   Restructuring of Merger.
          -----------------------

          (a) The Merger shall be redefined to mean a merger of Twin County with and into C-TEC Cable. Immediately following the merger, C-TEC Cable will transfer all assets and liabilities received from Twin County to C-TEC-PA.

          (b) Preferred Stock shall be deemed to be Preferred Stock of C-TEC bearing terms similar to those of the Preferred Stock as currently set forth in the Merger Agreement.

          (c) The Exchange Agreement will not be executed by the parties, and the terms of the Preferred Stock Series A and Series B, in their entirety, shall be as stated in Exhibits A and B attached hereto and incorporated hereby. The parties understand that such preferred stock has not be authorized, but C-TEC's failure to authorize such stock prior to Closing will not excuse it from its obligations hereunder.


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          (d)  The Note shall be restated in its entirety and shall be as attached hereto as Exhibit C.

     6.   Consideration Adjustment.
          ------------------------
          The cash portion of the Considerations set forth in Section 2.4(1)(b) of the Merger Agreement shall be reduced by $7,400,000.(less any adjustment as set forth in Section 8(e) herein).

     7.   Closing Conditions.
          ------------------
          C-TEC Cable agrees that: as of 2:30 P.M. on March 30, 1995, all due diligence by C-TEC, C-TEC Cable and any and all of its affiliates will cease; conditions to obligations to close under Section 5.1 of the Merger Agreement have been satisfied; no action or inaction by any governmental agency shall be deemed to be or cause a Default by Twin County or Shareholders, unless the same shall have been caused by the conduct of Twin County and/or the Shareholders; and as used herein a "Default" by the Shareholders or Twin County shall only mean a failure or refusal to satisfy those conditions stated in Sections 5.1(4),
(5), (7), (8), (12), (13), (14), (15), (16), (18) and (19) of the Merger
Agreement, all of which Twin county and the Shareholders agree to satisfy on or before May 15, 1995. Notwithstanding the foregoing and except as expressly stated herein, C-TEC Cable is not waiving any rights to assert breaches of representations, warranties and convenants.


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     B.  Other Terms and Conditions.
         --------------------------
          (a) At Closing, the Shareholders shall purchase by assignment from C-TEC Cable, the cash value of certain split dollar life insurance policies insuring the lives of the individual Shareholders for Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). C-TEC shall have no further obligation to maintain such policies, nor shall it have any claim on the proceeds of such policies.

          (b) In the event that Twin County has any obligation or liability for back programming fees for periods prior to the date of Closing, the Shareholders' responsibility to indemnify C-TEC Cable for such amounts shall not be subject to or limited by the Consideration Threshold set forth in Section 2.7(6) of the Merger Agreement. Upon receipt of any claim for such fees, C-TEC Cable will promptly notify the Shareholders of said claim. The Shareholders shall have the right to participate in all meetings and discussions with regard to any such claim. Subject only to the right of Shareholders to participate, C-TEC Cable shall have the full right to contest such proposed claim and shall be entitled to settle or agree to pay in full such proposed claim. Upon the settlement of said claim, the Shareholders, at their election, shall either (i) elect to reimburse the Company within thirty (30) days of said settlement; or
(ii) request that the next scheduled dividend payment owed to them on the Preferred


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Stock be reduced by the amount owed to C-TEC Cable for back programming fees;

          (c) Regarding Article 3.2 of the Merger Agreement, C-TEC Cable will accept and assume any liability for funding deficiencies that may occur in any existing Twin County pension plans;

          (d) C-TEC Cable agrees that any amounts due for services rendered by its affiliate, Commonwealth Communications, Inc., relating to construction of competitive access network/school network assets will be applied toward the Consideration Threshold specified in Article 2.7 (6) of the Merger Agreement, rather than as a Consideration Adjustment. Twin County affirms that all equipment and facilities for the competitive access network/school assets will be the property of Twin County. Such equipment and facilities have not been pledged, assigned or transferred to the school or any third party;

          (e) C-TEC Cable agrees that Twin County has not breached and is not in default under Article 3.11 of the Merger Agreement. Twin County agrees to cease all related construction activity and capital expenditures and not undertake any additional construction or purchase any additional equipment in the service area other than normal maintenance in the ordinary course of business, unless C-TEC Cable requests otherwise. C-TEC Cable agrees that any construction it requests



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Twin County to do between March 30 and Closing shall be at C-TEC Cable's sole discretion and expense. Any capital items that have been ordered prior to but arrive after March 30, 1995, shall be offset against the amount of the cash Consideration Adjustment outlined under Section 6 hereof;

          (f) Any adjustment to Consideration pursuant to Section 2.7(5) of the Merger Agreement shall not be subject to, taken into consideration for, or limited by the Consideration Threshold;

          (g) In connection with the QVC II launch incentives, all monies received (less payments for attorney fees related to the QVC litigation settlement of approximately $89,250) shall be for the benefit of C-TEC and, at Closing, such amounts shall be credited to C-TEC as an adjustment to the Consideration;

          (h) On or prior to Closing, Twin County shall obtain from Computer Aid, Inc. ("CAI") an agreement releasing Twin County from any amounts due or other obligation to CAI or to any of its subsidiaries, including, specifically, New Century Communications ("NCC") which may have existed at any time subsequent to Closing;

          (i) C-TEC is aware of a Representation Petition with the National Labor Relations Board that was filed by the International Brotherhood of Electrical Workers, Local Union 375 and also an unfair labor practice charge that was filed by the Union specifying that Twin County was using an employer-dominated


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labor agreement and agrees that both of these actions do not constitute a
Material Adverse Change in accordance with Article 3.7 of the Merger Agreement.

          (j) For purposes of the Consideration Adjustment under the Merger Agreement and the Collateral Documents, the parties agree that the closing date for the Balance Sheet shall be as of the close of business, April 30, 1995. To the Consideration Adjustment made as of April 30, 1995, there shall be added the sum of approximately $68,500.00, which the parties agree reflects the increase in value of Twin County which would occur between April 30, 1995 and the date of closing.

          (k) Pursuant to Article 2.7, Consideration Adjustment, C-TEC agrees that monthly operating revenues for the months of September, October and November, 1994, as determined in accordance with GAAP averages, were not less than $2,000,000 per month.

     9.   Amendment to Merger Agreement and Related Documents.
          ---------------------------------------------------
          (a) The terms of this Amendment Agreement shall be effective as of the date set forth above.

          (b) The parties agree to effect such amendments or revisions to the Merger Agreement and the Collateral Documents, as well as any supplements to any required regulatory filings as may be appropriate to effectuate this Amendment Agreement.

          (c) Except as otherwise expressly set forth herein, the parties hereby ratify and confirm all other terms and


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conditions of the Merger Agreement and the Collateral Documents which shall remain in full force and effect except that all warranties and representations related to items amended by this Agreement are hereby accordingly amended to incorporate the changes herein.

      IN WITNESS WHEREOF, the parties enter into the Amendment Agreement effective as of the date set forth above.

ATTEST/WITNESS:                           C-TEC CORPORATION

/s/ Phil Passanante                      By:  /s/ David McCourt
- ------------------------                     ------------------------

                                          C-TEC CABLE SYSTEMS, INC.

/s/ Phil Passanante                      By:  /s/ David McCourt
- ------------------------                     ------------------------

                                          C-TEC-CABLE SYSTEMS OF
                                          PENNSYLVANIA, INC.

/s/ Phil Passanante                      By:  /s/ David McCourt
- ------------------------                     ------------------------

                                          TWIN COUNTY TRANS VIDEO, INC.

/s/ Dolores A. Laputka                    By: /s/ Bark Lee Yee
- ------------------------                     ------------------------


/s/ Dolores A. Laputka                       /s/ Bark Lee Yee
- ------------------------                     ------------------------
                                             Bark Lee Yee

/s/ Dolores A. Laputka                       /s/ Stella C. Yee
- ------------------------                     ------------------------
                                             Stella C. Yee

/s/ Dolores A. Laputka                       /s/ Raymond C. Yee
- ------------------------                     ------------------------
                                             Raymond C. Yee


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/s/ Dolores A. Laputka                       /s/ Susan C. Yee
- ------------------------                     --------------------------
                                             Susan C. Yee

/s/ Dolores A. Laputka                       /s/ Kenneth C. Yee
- ------------------------                     --------------------------
                                             Kenneth C. Yee

/s/ Dolores A. Laputka                       /s/ Robert G. Tallman
- ------------------------                     --------------------------
                                             Robert G. Tallman, Trustee


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